Exhibit 10.8

ENGLISH TRANSLATION

Equity Pledge Agreement

THIS EQUITY PLEDGE AGREEMENT (“this Agreement”) is entered into by the parties below in Shenzhen, the People’s Republic of China on and as of June 8, 2007:

Pledgor A: Xu Dong

ID Card No.: 110108196611048978

Address: A4-4A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

Pledgor B: Tang Benguo

ID Card No.: 110108196509078919

Address: A4-8A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

Pledgee: Noah Education Technology (Shenzhen) Co., Ltd.

Domicile: B1002 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian District, Shenzhen

Except as specifically otherwise set forth below, Pledgor A and B Pledgor B are hereinafter collectively referred to as “the Pledgors”.

WHEREAS:

I.	Shenzhen Zhiyuan Noah Internet Technology Co., Ltd. (“Zhiyuan Technology”) is a limited liability company incorporated in Shenzhen, the People’s Republic of China (“China”) and validly existing under Chinese laws, which is mainly engaged in Internet information service, user service, website making, etc;

II.	Pledgor A and Pledgor B hold 51% and 49% equities of Zhiyuan Technology respectively on the signing date of this Agreement;

III.	Pledgee is a wholly foreign-owned enterprise incorporated in Shenzhen, China and validly existing under Chinese laws

IV.	Pledgee and Pledgors have signed the agreements listed in Annex 1 attached below (“Agreements Listed in Annex 1”) on June 8, 2007; and

V.	In order to ensure that Pledgors and/or Zhiyuan Technology perform all obligations under the Agreements Listed in Annex 1, Pledgors agree to use their equities in Zhiyuan Technology as the guaranty for their performance of the Agreements Listed in Annex 1, and Pledgee agrees to accept such guaranty, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, through negotiations, Pledgors and Pledgee (“Parties”) hereby agree as follows:

1.	Definitions

Unless the context otherwise requires, the following terms whenever used in this Agreement shall have the following meanings:

1.1	Pledged Equity: mean the 51% and 49% equities legally held by Pledgor A and Pledgor B in Zhiyuan Technology respectively, together with all rights and proceeds relating to such equities (including, but not limited to, bonus, etc under Pledged Equity).

1.2	Guaranteed Liabilities: mean the obligations or liabilities incurred by Pledgors under the Agreements Listed in Annex 1 (including the renewals of and amendments and supplements to such agreements), including, but not limited to, the consulting service fee, content fee, development and maintenance expenses, interest, liquidated damages, compensation, expenses from realization of claims, losses caused to Pledgee by Pledgors’ breach and all other expenses payable by Pledgors to Pledgee arising out of the Agreements Listed in Annex 1.

2.	Equity Pledge

2.1	In order to guarantee that Pledgors and/or Zhiyuan Technology perform all obligations and liabilities payable to Pledgee under the Agreements Listed in Annex 1, Pledgors agree to pledge the Pledged Equity under this Agreement to Pledgee and Pledgee agrees to accept such equity pledge guaranty, subject to the terms and conditions of this Agreement.

3.	Scope of Guaranty

3.1	The scope of guaranty under this Agreement covers the Guaranteed Liabilities as defined in Article 1.2 hereof.

4.	Term and Registration of Pledge

4.1	Term of pledge shall be counted from the date when the pledge of the Pledged Equity under this Agreement is recorded in the roster of shareholders of Zhiyuan Technology and determined according to the Agreements Listed in Annex 1. In case the terms of agreements are different, term of pledge shall be the term of the agreement which expires at the latest.

4.2	Within 15 workdays after this Agreement becomes effective, Pledgors shall, according to Article 4.1 hereof, cause Zhiyuan Technology to record the pledge of Pledged Equity under this Agreement in its roster of shareholders and handle relevant industrial and commercial procedures for the recording.

4.3	If the records of pledge change and changes need to be recorded in accordance with law, Pledgors and Pledgee shall complete the change procedures of the roster of shareholders and relevant industrial and commercial change procedures within 15 workdays after record changes.

5.	Custody of Pledge Vouchers

5.1	Within 15 workdays after this Agreement becomes effective, Pledgors shall deliver the certificates of capital contributions to Zhiyuan Technology and roster of shareholders to Pledgee for custody.

6.	Representations and Warranties by Pledgors

6.1	Pledgors are Chinese natural persons with a full civil capacity and have the right to execute this Agreement and exercise and perform their rights and obligations under this Agreement.

6.2	The execution and performance of this Agreement by Pledgors are an expression of their true intentions and have been duly authorized. This Agreement is a legal and valid obligation enforceable against them in accordance with its provisions.

6.3	The execution and performance of this Agreement by Pledgors do not violate or conflict with the articles of association and internal rules of Zhiyuan Technology, contracts with third parties, relevant Chinese laws and regulations, approvals, authorizations, consents and permits of relevant Chinese competent departments, and court rulings and orders.

6.4	Pledgors are the sole legal owner of the Pledged Equity, have paid up all their respective capital contributions in accordance with law, have obtained the capital verification report issued by a qualified accounting firm and have the right to set prioritized right of pledge on the Pledged Equity for Pledgee. The Pledged Equity is free of any ownership dispute, right of mortgage or other security interest for any third person, any trust or restrictive use condition, is not sequestrated, frozen or managed by any third party as a receiver in accordance with law and is exempt from actions, enforcements, enforcement measures or other legal proceedings.

6.5	Pledgors have no continued defaults or potential defaults under this Agreement and have no such risks to their knowledge. Under the other contracts to which Pledgors are party, Pledgors have no continued defaults or potential defaults that are likely to have an adverse material impact on Pledgors, and have no such risks to their knowledge.

6.6	Pledgors have complied with and performed all relevant obligations under applicable laws and also complied with all applicable authorizations and permits. Pledgors are not involved in any act that violates relevant laws, regulations or rules and is possible to result in an adverse material impact upon the legality, validity, performance and enforceability of this Agreement.

6.7	There are no legal proceedings or administrative proceedings instituted against Pledgors or their Pledged Equity by or at any court, arbitration tribunal or government or other agency, and there are no such risks to Pledgors’ knowledge.

6.8	All the information disclosed by Pledgors to Pledgee (including documents, materials, statements, vouchers, etc) are true, complete, accurate, effective and reasonable and free of false or misleading information or any significant issue that needs to be disclosed, but is not disclosed.

7.	Undertakings by Pledgors

7.1	Within the term of this Agreement, Pledgors undertake to Pledgee that:

7.1.1	Without Pledgee’s prior written consent, Pledgors will not set any other guaranty (whether prioritized than the pledge under this Agreement or not) or other restrictive condition on all or part of the Pledged Equity.

7.1.2	Without Pledgee’s prior written consent, Pledgors will not sell, lease,

lend, transfer, assign, donate, re-mortgage, put under custody of, use for share purchase or otherwise dispose of all or part of the Pledged Equity;

7.1.3	Pledgors will not use or permit others to use the Pledged Equity to be engaged in any act or event violating laws or this Agreement; and

7.1.4	After Pledgors receive any notice, order, ruling, judgment or other document relating to the Pledged Equity issued by any Chinese government agency, judicial organ or arbitration organization, they will forthwith inform Pledgee and within the term specified by law, take all necessary actions to lower the risk as may be caused by such notice, order or other document to Pledged Equity. Pledgors will institute an actions, arbitration or administrative action in respect of such notice, order or other document, as Pledgee deems necessary, and bear relevant expenses.

7.2	Pledgors further agree that the rights of Pledgee under the provisions of this Agreement will not be interrupted or hindered by Pledgors or any of their successors or principals or any other person through legal proceedings.

7.3	Pledgors warrant to Pledgee that in order to protect or improve the guaranty for the repayment of the Guaranteed Liabilities under this Agreement, Pledgors will execute in good faith and cause other interested persons relating to right of pledge to execute all right certificates and contracts required by Pledgee and/or perform and cause other interested persons to perform the acts required by Pledgee, provide convenience for the exercise of the rights and authority granted to Pledgee under this Agreement, sign all change documents of equity certificates with Pledgee and the natural persons or legal persons designated by it and within a reasonable period, provide to Pledgee all notices, orders and decisions about right of pledge as it deems necessary. Pledgors warrant to Pledgee that in order to ensure Pledgee’s interests, they will comply with and perform all warranties, undertakings, agreements, representations and conditions. Where Pledgors do not perform, in whole or in part, its warranties, undertakings, agreements, representations and conditions, Pledgors shall compensate all losses thus incurred to Pledgee.

8.	Defaults

8.1	The following matters are deemed as defaults under this Agreement:

8.1.1	Pledgors fail to perform any of their obligations under the Agreements Listed in Annex 1 in time and in full or to pay any Guaranteed Liabilities on time and in full;

8.1.2	Any representation or warranty of Pledgors under Article 6 contains false, fraudulent or misleading statement or errors;

8.1.3	Pledgors violate any undertaking under Article 7 above;

8.1.4	Pledgors refuse to handle or intentionally delay the registration and recording procedures of the pledge under this Agreement, and fail to make correction within 10 days of Pledgee’s written request;

8.1.5	Pledgors violate any other provision of this Agreement;

8.1.6	Pledgors’ borrowing, guaranty, compensation, undertaking or other liabilities (1) are requested to be repaid or performed in advance due to a default; or (2) are due but cannot be repaid or performed on time, which, at the reasonable discretion of Pledgee, has an adverse material effect on Pledgors’ ability of performing the obligations under this Agreement;

8.1.7	The promulgation of relevant laws and regulations and Pledgors’ faults (including omissions) make this Agreement invalid, voidable or unenforceable, or Pledgors cannot continue to perform their obligations under this Agreement in time and in full;

8.1.8	Due to Pledgors’ faults (including omission), all government consents, permits, approvals, registrations or authorizations necessary for this Agreement to be enforceable, legal or effective are withdrawn, terminated, invalid or materially adversely modified;

8.1.9	The properties owned by Pledgors have significant adverse changes, which, at the reasonable discretion of Pledgee, has an adverse material effect on Pledgors’ ability of performing the obligations under this Agreement;

8.1.10	Pledgors’ successor or custodian can only perform part of refuses to perform the paying liabilities under the Agreements Listed in Annex 1;

8.1.11	The default by Pledgors due to their violation or omission of the other provisions of this Agreement;

8.1.12	Due to Pledgors’ faults (including omissions), Pledgee cannot exercise right of pledge in accordance with relevant law or regulations.

8.2	If Pledgors know or should know that any matter as stated in Article 8.1 hereof or any event possibly resulting in any of the above matters has occurred, they shall inform Pledgee in writing in time.

8.3	Unless Pledgors take the action to Pledgee’s satisfaction to correct the defaults as listed in Article 8.1 hereof, Pledgee may give a written notice about the exercising of right of pledge to Pledgors when defaults occur or at any time thereafter, requiring to dispose of the Pledged Equity according to the provisions of this Agreement.

8.4	The clauses about defaults under this Agreement shall not affect the exercise by the Parties of the other remedies under currently applicable Chinese laws and regulations.

9.	Exercise of Right of Pledge

9.1	Subject to the provisions in Article 8.3, Pledgee may dispose of the Pledged Equity while it gives a notice about the exercise of right of pledge or at any time thereafter.

9.2	Pledgee shall be entitled to dispose of all or part of the Pledged Equity under this Agreement (including, but not limited to, converting Pledge Equity into money at an agreed price or auctioning or selling Pledged Equity in accordance with law) pursuant to statutory procedures and be first compensated with the proceeds from such disposal until all Guaranteed Liabilities are paid up.

9.3	When Pledgee disposes of Pledged Equity according to this Agreement, Pledgors shall render necessary assistance and not set barriers so that Pledgee realizes its right of pledge.

10.	Assignment

10.1	Without Pledgee’s prior written consent, Pledgors shall not assign all or part of their rights and/or obligations under this Agreement to any third party.

10.2	This Agreement shall bind upon Pledgors and their successors and inure to the benefit of Pledgee and each of its successors and assigns.

10.3	Pledgee may, at any time, assign all or part of its rights and/or obligations under the Agreements Listed in Annex 1 to the natural person or legal person designated by it. In this case, under this Agreement, such assignee shall have the same rights and obligations as those of Pledgee. Pledgors shall not make any objection thereto.

10.4	After pledgee is changed due to such assignment, the new parties to pledge shall sign a new pledge agreement in the format of this Agreement.

11.	Termination

Until all Guaranteed Liabilities are paid up and Pledgors have fully performed the obligations under the Agreements Listed in Annex 1, this Pledge Agreement is terminated. In this case, Pledgee shall have the pledge registration cancelled as far as reasonably practicable.

12.	Handling Charges and Other Expenses

12.1	Any and all expenses in connection with this Agreement, including, but not limited to, lawyer’s expenses, costs, stamp tax and all other taxes and charges, shall be borne by Pledgors and Pledgee respectively in accordance with Chinese laws and regulations, and in case of no specific stipulation, borne by Pledgors.

12.2	In the event that Pledgors fail to pay any tax or expenses payable by them in accordance with the provisions of this Agreement, or for other reasons, Pledgee is entitled to take all possible remedies, all expenses thus incurred (including, without limitation, taxes, handling charges, management fee, legal expenses and lawyer’s expenses in connection with the disposal of right of pledge, various insurance premiums, etc) shall be borne by Pledgors.

13.	Force Majeure

13.1	An Event of Force Majeure means any event that is beyond the reasonable control of any party and unavoidable or unpreventable after the prevented party gives due attention, including, but not limited to, government act, fire, explosion, geographical change, storm, flood, earthquake, tide, lightning or war, but insufficiency of credit standing, funds or financing shall not be deemed as an Event of Force Majeure. The party seeking the exemption from its liabilities under this Agreement or any provision thereof owing to an Event of Force Majeure shall, without undue delay, inform the other party of such exemption and the steps needing to be taken to perform its liabilities.

13.2	Should the performance of this Agreement be delayed or hindered due to any Event of Force Majeure as defined above, the prevented party shall be exempt from any liability under this Agreement to the extent of the portion being delayed or hindered, provided, however, that the prevented party makes all reasonable efforts to perform this Agreement or reduce the impact of such Event of Force Majeure. Once the cause for such exemption is corrected and remedied, the Parties agree to do their best to resume the performance of this Agreement.

14.	Dispute Resolution

14.1	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

14.2	Any dispute arising in connection with the interpretation and performance of the provisions of this Agreement shall be settled by the Parties in good faith and through amicable negotiations. In case no settlement can be reached by the Parties, any party may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with CIETAC’s arbitration rules then in effect. The seat of arbitration shall be Shenzhen and language of proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties.

15.	Notices

Any notice or other communications required to be made under or pursuant to this Agreement shall be written in Chinese and deemed to be received when delivered to the following addressees by hand delivery, registered or certified mail (postage prepaid), recognized courier service or fax:

If to Pledgee: Noah Education Technology (Shenzhen) Co., Ltd.

Address: B1002 Tian An Hi-tech Venture Park Building, Chegongmiao, Futian

District, Shenzhen

Fax: 755-82049670

Tel.: 755-83432800

If to Pledgor A: Xu Dong

Address: A4-4A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

Tel.: 755-83432801

If to Pledgor B: Tang Benguo

Address: A4-8A Cuihai Garden, Qiaoxiang Road, Futian District, Shenzhen

Tel.: 755-83432802

16.	Alteration, Termination and Interpretation

16.1	This Agreement may be amended, supplemented or terminated if the Parties reach a written agreement and obtain necessary authorizations and approvals. All the annexes, appendixes, amendments and supplements to this Agreement shall form an integral part of this Agreement.

16.2	The provisions of this Agreement are independent of and separate from each other and the invalidity of any provision shall not affect the validity of the other provisions of this Agreement.

17.	Effectiveness and Miscellaneous

17.1	This Agreement shall be signed and go into effect as of the date first above written.

17.2	This Agreement is made in Chinese in three copies, of which one copy is held by each of the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized signatories as of the date first above written.

[Signing page]

Pledgor A: Xu Dong

/s/ Xu Dong	(signature)

Pledgor B: Tang Benguo

/s/ Tang Benguo	(signature)

Pledgee: Noah Education Technology (Shenzhen) Co., Ltd. (Seal)

Legal representative (authorized representative):	/s/ Xiao Xianquan	(signature)

Annex 1:

Content Services Agreement

Software Development and Maintenance Agreement

Exclusive Technical Support and Consulting Services Agreement